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                                                                       EXHIBIT 8

                   [Letterhead of Muldoon, Murphy & Faucette]

                              September 24, 1998

Board of Directors
Reliance Bancorp, Inc.
585 Stewart Avenue
Garden City, New York 11530

Ladies and Gentlemen:

         As special federal tax counsel to Reliance Capital Trust I (the "Issuer") and Reliance Bancorp, Inc. in connection with the exchange offer by the Issuer of $50,000,000 of its 8.17% Capital Securities, Series B pursuant to the prospectus (the "Prospectus") contained in the Registration Statement for the Exchange Offer, and assuming the transactions described in the Prospectus will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Considerations" in the Prospectus, subject to the limitations set forth therein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,

                                        MULDOON, MURPHY & FAUCETTE

                                        By: /s/ MULDOON, MURPHY & FAUCETTE
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